Exhibit 3.5

ARTICLES OF INCORPORATION

OF

591 BEVERAGE, INC.

I, the undersigned natural person of the age of twenty-one years or more, acting as incorporator of a corporation under the Nebraska Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

FIRST: Name. The name of the corporation is 591 Beverage, Inc.

SECOND: Duration. The period of the corporation’s duration is perpetual.

THIRD: Purposes. The purposes for which the corporation is organized are:

(a) To operate a retail outlet including, but not limited to, sale of beer, wine and/or liquor and other retail products and to do and perform any and all things authorized by the laws of the State of Nebraska pertaining to said operation.

(b) To do everything necessary, proper, advisable or convenient for the accomplishment of the purposes herein above set forth, and to do all other things incidental thereto or connected therewith which are not forbidden by the laws of the State of Nebraska or by these Articles of Incorporation.

FOURTH: Powers. The corporation shall have and exercise all powers and rights conferred upon corporations by the Nebraska Business Corporation Act and any enlargement of such powers conferred by subsequent legislative acts; and, in addition thereto, the corporation shall have and exercise all powers and rights, not otherwise denied corporations by the laws of the State of Nebraska, as are necessary, suitable, proper, convenient or expedient to the attainment of the purposes set forth in paragraph THIRD above.

FIFTH: Authorized Shares. The aggregate number of shares which the corporation shall have the authority to issue is 10,000 shares of common stock, and the par value of each of said shares shall be $1.00.

SIXTH: Provisions limiting or denying to shareholders the pre-emptive right to acquire additional or treasury shares of the corporation are:

“No stockholder of this corporation shall, by reason of his holding shares of stock, have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class now or hereafter to be authorized (whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such stockholder) other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant, and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this corporation or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class without offering any such shares of any class, either in whole or in part to the existing stockholders of any class.”

SEVENTH: Provisions for the regulation of the internal affairs of the corporation are as follows:

(A) Interest of Directors in Transactions. In the absence of fraud, no contract or other transaction between the corporation and any other person, corporation, firm, syndicate, association, partnership, or joint venture shall be wholly or partially invalidated or otherwise affected by reason of the fact that one or more of the directors of the corporation are or become directors or officers of such other corporation, firm, syndicate or association, or members of such partnership or joint venture, or are pecuniarily or otherwise interested in such contractual transaction, provided, that the fact that such director or directors of the corporation are so situated or so interested or both, shall be disclosed or shall have been known to the board of directors of the corporation. Any director or directors of the corporation who are also a director or officer of such other corporation, firm, syndicate, or association, or a member of such partnership, or joint venture, or pecuniarily or otherwise interested in such contract or transaction, may be counted for the purpose of determining the existence of a quorum at any meeting of the board of directors of the corporation which shall authorize any such contract or transaction, and in the absence of fraud, and as long as he acts in good faith, any such director may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not a director or officer of such other corporation, firm, syndicate, or association, or a member of such partnership, or joint venture, or pecuniarily interested in such contract or transaction. No director or directors having such disclosed adverse interest shall be liable to the corporation or to any stockholder or creditor thereof or to any other person for any loss incurred by it under or by reason of any such contract or transaction, nor shall any such director or directors be accountable for any gains or profits realized thereon.

(B) Indemnification of Officers and Directors. The corporation shall indemnify every officer, director, employee or other person to the extent permitted by the laws of the State of Nebraska.

EIGHTH: Initial Registered Office and Initial Registered Agent. The address of the initial registered office of the corporation is 1005 S. 107th Avenue, Suite 101, Omaha. NE 68114, and the name of its initial registered agent at such address is Thomas C. Lauritsen.

NINTH: Name and Address of Incorporator.

NAME	ADDRESS

Thomas C. Lauritsen	1005 S. 107th Ave., Suite 101

DATED: March 10, 2011.	Omaha, NE 68114

/s/ Thomas C. Lauritsen Thomas C. Lauritsen, Incorporator

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